Carlyle Patchen & Murphy LLP
Attorneys at Law

EXHIBIT 5.2
December 31, 2013
AdCare Health Systems, Inc.
1145 Hembree Rd.
Roswell, Georgia 30076

Re:	Registration Statement on Form S-1 for AdCare Health Systems, Inc.
Ladies and Gentlemen:
We have acted as special Ohio counsel to AdCare Health Systems, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on December 30, 2013, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended from time to time, the “Registration Statement”), relating to the offer and sale by certain selling shareholders of 3,153,647 shares of the Company’s common stock, no par value per share (the “Warrant Shares”), issuable upon exercise of warrants issued by the Company (the “Warrants”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
On December 12, 2013, the Company adopted a Declaration of Conversion pursuant to which the Company converted from an Ohio corporation to a Georgia corporation pursuant to Section 1701.792 of the Revised Code of Ohio and Section 14-2-1109.2 of the Georgia Business Corporation Code (the “Declaration of Conversion”). In connection with the Declaration of Conversion, the Company filed on December 12, 2013: (i) a Certificate of Conversion with the Secretary of State of the State of Ohio (the “Ohio Certificate”); and (ii) a Certificate of Conversion with the Secretary of State of the State of Georgia.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Declaration of Conversion and the Ohio Certificate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile,

AdCare Health Systems, Inc.
December 31, 2013

electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (excluding the Company) have been duly organized and are validly existing and in good standing, and have the requisite legal status and legal capacity, under the laws of their respective jurisdictions of incorporation or organization, and have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties (other than the Company).
Our opinions set forth herein are limited to the Revised Code of Ohio and the laws of the United States of America, in each case, that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinions herein stated.
Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (i) the Ohio Certificate was duly filed with the Secretary of State of the State of Ohio; (ii) the Declaration of Conversion is effective under the laws of the State of Ohio; (iii) immediately prior to the filing of the Ohio Certificate with the Secretary of State of the State of Ohio, the Warrants were valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and (iv) the Warrant Shares, if paid for and issued as contemplated by the terms of the Warrants immediately prior to the filing of the Ohio Certificate, would have been validly issued, fully paid and non-assessable.
Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished by us, as special Ohio counsel to the Company, and, except as provided in this paragraph, is not to be used, circulated or quoted for any purpose; provided, however, we understand and agree that Rogers & Hardin LLP may rely on this opinion as if it were the addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.
Very truly yours,

AdCare Health Systems, Inc.
December 31, 2013

CARLILE PATCHEN & MURPHY LLP

By:	/s/ Andrew J. Federico
Andrew J. Federico

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